UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2003

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On September 26, 2003, the Mohegan Tribal Gaming Authority (the “Authority”) announced that it has extended and amended its pending solicitation of consents (the “Consent Solicitation”) from holders of its outstanding $200,000,000 principal amount of 8-1/8% Senior Notes due 2006, $150,000,000 principal amount of 8-3/8% Senior Subordinated Notes due 2011 and $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012 (collectively, the “Notes”) to amend the indentures for the Notes.

The expiration date for the Consent Solicitation has been extended from 5:00 p.m., New York City time, on Thursday, September 25, 2003, to 5:00 p.m., New York City time, on Tuesday, September 30, 2003.

In addition, the scope of the proposed indenture amendments that were originally included in the Consent Solicitation has been reduced for a second time. As a result of these reductions in the scope of the proposed indenture amendments, the indentures governing the Notes will continue to be more restrictive in certain material respects than the corresponding provisions of the indenture for the 6-3/8% Senior Subordinated Notes due 2009, which were issued in July 2003.

The fee to be paid for each consent properly delivered and not revoked prior to the expiration of the Consent Solicitation is $5.00 in cash for each $1,000 principal amount of Notes.

On September 26, 2003, the Authority issued a press release relating to the extension and amendment of the Consent Solicitation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com under “About Mohegan Sun/Investor Relations.”

Item 7.    Financial Statements and Exhibits.

(c)  Exhibits.

The following exhibits are furnished as part of this report:

99.1  Press Release of the Mohegan Tribal Gaming Authority, dated September 26, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ MARK F. BROWN
Mark F. Brown Chairman, Management Board

Date: September 29, 2003

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Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Mohegan Tribal Gaming Authority, dated September 26, 2003.

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